Entergy
639 Loyola Avenue
New Orleans, LA  70113

News
Release

Date:	April 25, 2013

For Release:	Immediately

Contact:	Michael Burns (News Media) (504) 576-4238 mburns@entergy.com	Paula Waters (Investor Relations) (504) 576-4380 pwater1@entergy.com

Exhibit 99.2
Entergy Reports First Quarter Earnings

New Orleans, La. – Entergy Corporation (NYSE: ETR) today reported first quarter 2013 as-reported earnings of $161.4 million, or 90 cents per share, compared with a loss of $151.7 million, or 86 cents per share, for first quarter 2012. On an operational basis, Entergy’s first quarter 2013 earnings were $167.7 million, or 94 cents per share, compared with $79.0 million, or 44 cents per share, in first quarter 2012.

Consolidated Earnings – Reconciliation of GAAP* to Non-GAAP Measures
First Quarter 2013 vs. 2012
(Per share in U.S. $)
	First Quarter
	2013	2012	Change
As-Reported Earnings	0.90	(0.86)	1.76
Less Special Items	(0.04)	(1.30)	1.26
Operational Earnings	0.94	0.44	0.50
                  *GAAP refers to United States generally accepted accounting principles.

Operational Earnings Highlights for First Quarter 2013

•	Utility earnings were higher driven by higher net revenue and lower income tax expense, partially offset by increased non-fuel operation and maintenance expense and higher depreciation expense.
•	Entergy Wholesale Commodities earnings increased due primarily to an increase in net revenue.
•	Parent & Other results declined due to several individually insignificant items.

“First quarter results reflected top-line growth in both the Utility and EWC businesses,” said Leo Denault, Entergy’s chairman and chief executive officer. “Stronger Utility results were driven by major generation investments in 2012 that benefited our customers through portfolio enhancements by adding modern, efficient natural-gas facilities and capital improvements to the nuclear fleet. The Utility’s positive results also reflect efficient regulatory processes that recognize the benefits of prudent investment and include those investments in rates. At EWC, stronger spot northeast power prices resulted in average prices significantly above expectations. Prices reflected tight regional gas supplies and high delivered-gas prices into New England markets this winter, demonstrating the value of diversity as well as low marginal cost and highly reliable and virtually emission-free resources.

“These developments are part of ongoing efforts to create sustainable value for all of our stakeholders – owners, customers, employees and the communities we serve. Strategic imperatives key to our success include growing Utility earnings, improving EWC results, executing on our transmission initiatives, and optimizing the organization through human capital management.”

Other Business Highlights

•	ITC Holdings Corp. shareholders approved the merger with Entergy’s transmission business, one of the steps in the proposed spin-merge transaction.
•
Entergy Arkansas has reached agreement on a long-term contract for a new, large-scale industrial facility, a steel mill near Osceola, Ark. Entergy Arkansas expects a public service commission ruling on its contract by May 20.

•
For the second year in a row, the U.S. Environmental Protection Agency has recognized Entergy Texas with a 2013 ENERGY STAR Partner of the Year Award for its outstanding contributions to reducing greenhouse gas emissions through energy efficiency programs for its customers.

•	Vermont Yankee nuclear power plant completed another breaker-to-breaker run, operating continuously for the full operating cycle, 493 days straight.
•	Entergy has been included on Corporate Responsibility Magazine’s 100 Best Corporate Citizens List.

A teleconference will be held at 10 a.m. CT on Thursday, April 25, 2013, to discuss Entergy’s first quarter 2013 earnings announcement and may be accessed by dialing (719) 457-2080, confirmation code 9708842, no more than 15 minutes prior to the start of the call. The call and presentation slides can also be accessed via Entergy’s website at www.entergy.com. A replay of the teleconference will be available by telephone and on Entergy’s website at www.entergy.com as soon as practical after the transcript is filed with the U.S. Securities and Exchange Commission due to filing requirements associated with the proposed spin-off and merger of Entergy’s transmission business with ITC. The telephone replay will be available through May 2, 2013, by dialing (719) 457-0820, confirmation code 9708842.

Utility

In first quarter 2013, Utility’s earnings were $123.5 million, or 69 cents per share, on an as-reported basis and $129.8 million, or 73 cents per share, on an operational basis, compared to $62.9 million, or 35 cents per share, on an as-reported basis and $68.7 million, or 38 cents per share, on an operational basis for first quarter 2012. The quarter-over-quarter increase in Utility operational earnings per share was due largely to higher net revenue. Lower income tax expense associated with Entergy’s write-off of an Entergy Gulf States Louisiana regulatory asset in first quarter 2012 also contributed to the earnings increase.

Higher net revenue was attributable to both volume and pricing factors. Utility net revenue in the current quarter reflected the net effect of pricing adjustments from regulatory actions and investments, primarily from placing in service the Grand Gulf extended power uprate, Waterford 3 steam generator replacement and the Hinds and Hot Spring power plant acquisitions. A portion of the net revenue increase was for recovery of costs below the net revenue line including depreciation, taxes other than income taxes and non-fuel operation and maintenance expenses.

Net revenue also reflected higher retail sales volume attributable to weather. Both periods had negative weather effects, but the weather in the current quarter was not as mild as first quarter 2012. On a weather-adjusted basis, billed retail sales were flat quarter-over-quarter. Increased sales in residential and commercial and governmental segments offset declining sales in the industrial segment. Industrial sales declined quarter over quarter due largely to moderating global economic growth and little to no growth in exports. These effects were felt especially in the chemicals segment resulting in reduced capacity factors.

Residential sales in first quarter 2013, on a weather-adjusted basis, increased 0.8 percent compared to first quarter 2012. Commercial and governmental sales, on a weather-adjusted basis, increased 0.3 percent and 1.7 percent, respectively, quarter over quarter. Industrial sales in the first quarter decreased 0.9 percent compared to the same quarter of 2012.

These items were partially offset by higher non-fuel operation and maintenance expense and higher depreciation expense. As noted above, some of the increased expenses were associated with plant acquisitions and regulatory actions which were offset in net revenue.

Entergy Wholesale Commodities

Entergy Wholesale Commodities as-reported and operational earnings were $82.1 million, or 46 cents per share, for first quarter 2013, compared to a loss of $175.9 million, or 99 cents per share on an as-reported basis and earnings of $47.5 million, or 27 cents per share on an operational basis for first quarter 2012. The increase in operational earnings was largely attributable to the operational adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization, and interest and investment income excluding decommissioning expense and special items) drivers noted below. An asset impairment of the Vermont Yankee nuclear power plant recorded in first quarter 2012 contributed to the as-reported increase.

EWC operational adjusted EBITDA was $194 million in the first quarter of 2013, compared to $144 million in the same period a year ago. The increase was due largely to higher net revenue from the nuclear portfolio on higher energy and capacity prices. Average realized revenue per megawatt hour for the nuclear fleet was approximately $58 in the current quarter, up from approximately $50 in the same period last year. The effect of higher prices was partially offset by an increase in nuclear refueling and unplanned outage days.

Parent & Other

Parent & Other reported a loss of $44.2 million, or 25 cents per share, on an as-reported basis and an operational basis for first quarter 2013. This compares to a loss of $38.6 million, or 22 cents per share, on an as-reported basis and $37.2 million, or 21 cents per share, on an operational basis in first quarter 2012. The decrease was attributable to several individually insignificant items.

Earnings Guidance

Entergy updated its 2013 earnings guidance range to be $4.56 to $5.36 per share on an as-reported basis and affirmed operational guidance of $4.60 to $5.40 per share. The revised as-reported guidance range reflects special items recorded in the current quarter for expenses in connection with the proposed spin-off and merger of Entergy’s transmission business with ITC.  As-reported earnings guidance for 2013 does not reflect potential future expenses for the proposed spin-merge of the transmission business with ITC. The as-reported 2013 guidance will be updated throughout the year as these transaction-related expenses are incurred.

Long-term Financial Outlook

Entergy believes it offers a long-term, competitive utility investment opportunity combined with a valuable option represented by a unique, clean, non-utility generation business located in attractive power markets. The current long-term financial outlook for 2010 through 2014, excluding the effects of the proposed spin-merge of the transmission business discussed below, includes the following:

Earnings:
•	Utility net income: Around 6 percent compound annual net income growth rate over the 2010 – 2014 horizon (2009 base year).
•
Entergy Wholesale Commodities results:  Revenue projections through 2014 will experience volatility due to commodity market activities – one of the most important fundamental drivers for this business. At current sold and forward prices with its existing asset portfolio and contracts, EWC is expected to deliver declining adjusted EBITDA for the period through 2014 compared to 2010. However, EWC offers a valuable long-term option from the potential positive effects of economic growth (driving increased load, market heat rates, capacity prices and natural gas prices), aging and unprofitable unit retirements (driving market heat rate expansion and capacity price increases), rationalization of supply and growth of demand in natural gas markets, and impacts from environmental legislation.

•	Corporate results: Results will vary depending upon factors including future effective income tax and interest rates and the amount/timing of share repurchases, if any.

Capital deployment:
•
A balanced capital investment/return program:  Entergy continues to see value-added investment opportunities at the Utility that benefit customers, as well as an investment outlook at EWC that supports continued safe, secure and reliable operations and opportunistic investments. Entergy aspires to fund this capital program without issuing traditional common equity, while maintaining a competitive capital return program. Given the company’s financial profile with a mix of utility and non-utility businesses, both common stock dividends and share repurchases will be considered in establishing return of capital policies. Over the five year period from 2010 – 2014 under the current long-term business outlook, capital deployment through dividends and share repurchases is projected to total around $4 billion. The amount of share repurchases may vary as a result of material changes in business results, capital spending or new investment opportunities.

Credit quality:
•	Strong liquidity.
•	Solid credit metrics that support ready access to capital on reasonable terms.

Spin-Merge of Transmission Business

In December 2011, the Entergy and ITC boards of directors approved a definitive agreement under which Entergy will spin off and then merge its electric transmission business with a subsidiary of ITC. The transaction is targeted to close in 2013 and is subject to the satisfaction of certain closing conditions. Regulatory filings include the Entergy Utility operating companies’ retail regulators and the Missouri Public Service Commission, as well as several federal agencies. ITC shareholders approved the transaction on April 16, 2013.

Additional Information and Where to Find It

ITC filed a registration statement on Form S-4 (Registration No. 333-184073) with the SEC registering the offer and sale of shares of ITC common stock to be issued to Entergy shareholders in connection with the proposed transactions. This registration statement was declared effective by the SEC on Feb. 25, 2013. ITC shareholders are urged to read the prospectus included in the ITC registration statement and any other relevant documents because they contain important information about TransCo and the proposed transactions. In addition, TransCo will file a registration statement with the SEC registering the offer and sale of TransCo common units to be issued to Entergy shareholders in connection with the proposed transactions. Entergy shareholders are urged to read the prospectus included in the ITC registration statement and the prospectus to be included in the TransCo registration statement (when available) and any other relevant documents, because they contain important information about ITC, TransCo and the proposed transactions. The registration statements, prospectuses and other documents relating to the proposed transactions (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. The documents, when available, can also be obtained free of charge from Entergy upon written request to Entergy Corporation, Investor Relations, P.O. Box 61000, New Orleans, LA 70161 or by calling Entergy’s Investor Relations information line at 1-888-ENTERGY (368-3749), or from ITC upon written request to ITC Holdings Corp., Investor Relations, 27175 Energy Way, Novi, MI 48377 or by calling 248-946-3000.

Entergy Corporation, which celebrates its 100th birthday this year, is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, including more than 10,000 megawatts of nuclear power, making it one of the nation’s leading nuclear generators. Entergy delivers electricity to 2.8 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $10 billion and approximately 15,000 employees.

Additional information regarding Entergy’s quarterly results of operations, regulatory proceedings and other matters is available in Entergy’s investor news release dated April 25, 2013, a copy of which has been filed today with the SEC on Form 8-K and is available on Entergy’s investor relations website at www.entergy.com/investor_relations.

In this news release, and from time to time, Entergy makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in: (i) Entergy’s Form 10-K for the year ended Dec. 31, 2012 and (ii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms; (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs; (d) nuclear plant relicensing, operating and regulatory risks, including any changes resulting from the nuclear crisis in Japan following its catastrophic earthquake and tsunami; (e) legislative and regulatory actions and risks and uncertainties associated with claims or litigation by or against Entergy and its subsidiaries; (f) conditions in commodity and capital markets during the periods covered by the forward-looking statements, in addition to other factors described elsewhere in this release and subsequent securities filings and (g) risks inherent in the proposed spin-off and subsequent merger of Entergy’s electric transmission business with a subsidiary of ITC Holdings Corp. Entergy cannot provide any assurances that the spin-off and merger transaction will be completed and cannot give any assurance as to the terms on which such transaction will be consummated. The spin-off and merger transaction is subject to certain conditions precedent, including regulatory approvals.

Appendix A provides a reconciliation of GAAP consolidated as-reported earnings to non-GAAP consolidated operational earnings.

Appendix A: Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures First Quarter 2013 vs. 2012
(Per share in U.S. $)	First Quarter
	2013	2012	Change
As-Reported
Utility	0.69	0.35	0.34
Entergy Wholesale Commodities	0.46	(0.99)	1.45
Parent & Other	(0.25)	(0.22)	(0.03)
Consolidated As-Reported Earnings	0.90	(0.86)	1.76

Less Special Items
Utility	(0.04)	(0.03)	(0.01)
Entergy Wholesale Commodities	-	(1.26)	1.26
Parent & Other	-	(0.01)	0.01
Consolidated Special Items	(0.04)	(1.30)	1.26

Operational
Utility	0.73	0.38	0.35
Entergy Wholesale Commodities	0.46	0.27	0.19
Parent & Other	(0.25)	(0.21)	(0.04)
Consolidated Operational Earnings	0.94	0.44	0.50

Appendix B provides a reconciliation of Entergy Wholesale Commodities GAAP net income to non-GAAP operational adjusted EBITDA.

Appendix B: Reconciliation of Entergy Wholesale Commodities GAAP Net Income to Non-GAAP Operational Adjusted EBITDA
First Quarter 2013 vs. 2012
($ in millions)
	First Quarter
	2013	2012	Change
Net Income	82	(176)	258
Add back: interest expense	3	6	(3)
Add back: income tax expense	57	(92)	149
Add back: depreciation and amortization	49	51	(2)
Subtract: interest and investment income	28	31	(3)
Add back: decommissioning expense	31	30	1
Adjusted EBITDA	194	(212)	406
Add back: special item for asset impairment	-	356	(356)
Operational Adjusted EBITDA	194	144	50

Entergy Corporation
Consolidated Income Statement
Three Months Ended March 31
(in thousands)

	2013	2012
	(unaudited)
Operating Revenues:
Electric	$1,949,280	$1,784,841
Natural gas	53,321	46,008
Competitive businesses	606,273	552,810
Total	2,608,874	2,383,659
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	510,333	538,837
Purchased power	373,129	284,966
Nuclear refueling outage expenses	60,719	63,884
Asset impairment	-	355,524
Other operation and maintenance	754,258	721,635
Decommissioning	59,104	57,903
Taxes other than income taxes	151,095	137,170
Depreciation and amortization	300,876	280,215
Other regulatory charges (credits) – net	5,315	382
Total	2,214,829	2,440,516
Operating Income (Loss)	394,045	(56,857)
Other Income (Deductions):
Allowance for equity funds used during construction	12,751	24,307
Interest and investment income	38,306	40,992
Miscellaneous – net	(13,623)	(17,990)
Total	37,434	47,309
Interest Expense:
Interest expense	153,149	146,745
Allowance for borrowed funds used during construction	(5,188)	(9,391)
Total	147,961	137,354
Income (Loss) Before Income Taxes	283,518	(146,902)
Income Tax Expense (Benefit)	116,536	(162)
Consolidated Net Income (Loss)	166,982	(146,740)
Preferred Dividend Requirements of Subsidiaries	5,582	4,943
Net Income (Loss) Attributable to Entergy Corporation	$161,400	$(151,683)

Earnings (Loss) Per Average Common Share
Basic	$0.91	$(0.86)
Diluted	$0.90	$(0.86)

Average Number of Common Shares Outstanding – Basic	178,027,961	176,865,363
Average Number of Common Shares Outstanding – Diluted	178,413,287	177,388,045

Entergy Corporation
Utility Electric Energy Sales & Customers

Three Months Ended March 31

	2013	2012	% Change	% Weather-Adjusted
	(Millions of kWh)
Electric Energy Sales:
Residential	8,344	7,760	7.5	0.8
Commercial	6,421	6,414	0.1	0.3
Governmental	584	578	1.0	1.7
Industrial	9,868	9,958	(0.9)	(0.9)
Total to Ultimate Customers	25,217	24,710	2.1	-
Wholesale	630	732	(13.9)
Total Sales	25,847	25,442	1.6

March 31

	2013	2012	% Change
Electric Customers (End of period):
Residential	2,388,522	2,373,715	0.6
Commercial	340,163	338,086	0.6
Governmental	16,646	16,589	0.3
Industrial	38,744	38,314	1.1
Total Ultimate Customers	2,784,075	2,766,704	0.6
Wholesale	21	32	(34.4)
Total Customers	2,784,096	2,766,736	0.6